EXHIBIT 5

Stearns Weaver Miller
Weissler Alhadeff & Sitterson, P.A.

Miami      ▪   Ft. Lauderdale   ▪   Tampa

March 7, 2005

SFBC International, Inc.
11190 Biscayne Boulevard
Miami, FL 33181

Ladies and Gentlemen:

     We have acted as counsel to SFBC International, Inc., a Delaware corporation (the “Company”), in connection with the proposed public offering of (i) 3,078,000 shares (the “Company Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), by the Company, (ii) 422,000 shares (the “Selling Stockholders Shares,” together with the Company Shares, collectively, the “Firm Shares”) of Common Stock by certain stockholders of the Company (the “Selling Stockholders”), and (iii) up to an additional 525,000 shares (the “Option Shares,” together with the Firm Shares, collectively, the “Shares”) of Common Stock by the Company subject to an over-allotment option granted to the several underwriters of such public offering. The Company has filed a Registration Statement on Form S-3, as amended by Amendments No. 1 and 2 thereto (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), with respect to the public offering of the Shares.

     In so acting, we have examined originals, or copies, certified or otherwise, identified to our satisfaction of: (i) the Certificate of Incorporation and Bylaws of the Company, as amended to date; (ii) an executed copy of the Registration Statement, together with the exhibits and schedules thereto, in the form filed with the Commission; and (iii) such resolutions and consents of the board of directors of the Company and such documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion. In addition, as to all questions of fact material to the opinions expressed herein, we have relied upon and assumed the truthfulness and accuracy of such certificates of public officials and certificates, representations and warranties of the Company, the Selling Stockholders and of corporate agents and officers of the Company and such other certificates as we deemed relevant. In rendering our opinion, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all natural persons who have executed any of the documents, the authority of such natural persons signing on behalf of parties thereto other than the Company, the due authorization, execution and delivery of all documents by the parties thereto other than the Company, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies submitted to us.

     Our opinion expressed below is subject to the qualification that we express no opinion as to any law other than the Delaware General Corporation Law and the federal laws of the United States of America.

150 West Flagler Street, Suite 2200 ▪ Miami, Florida 33130 ▪ Phone (305) 789-3200 ▪ Fax (305) 789-3395 ▪ www.stearnsweaver.com

SFBC International, Inc.
March 7, 2005

     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

     1. Following the issuance and delivery of the Company Shares and the Option Shares against payment of adequate consideration therefor as contemplated by the Registration Statement, the Company Shares will be validly issued, fully paid and non-assessable; and

     2. The Selling Stockholders Shares have been validly issued, fully paid and non-assessable.

     This opinion is intended solely for the Company’s use in connection with the registration of the Shares and may not be relied upon for any other purpose or by any other person. This opinion may not be quoted in whole or in part or otherwise referred to or furnished to any other person except in response to a valid subpoena. This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus included in the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Stearns Weaver Miller Weissler
Alhadeff & Sitterson, P.A.

▪ www.stearnsweaver.com ▪